Exhibit 99.1

Sound Financial Declares Fourth Quarter Dividend of $0.04 Per Share

SEATTLE--(BUSINESS WIRE)--January 28, 2009--Sound Financial Inc. (OTCBB: SNFL), holding company for Sound Community Bank, is pleased to announce that its Board of Directors has declared a regular quarterly cash dividend of $0.04 per common share. The dividend will be paid on February 25, 2009 to shareholders of record on February 10, 2009.

This is the fourth consecutive quarterly cash dividend paid to shareholders by Sound Financial since its initial public offering in January, 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Bank operates from offices in King, Pierce, Snohomish and Clallam Counties, and on the web at www.soundcb.com.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305